ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell / Diane Imas
Scott Francis (9l8) 25l-9121	(212) 896-1250 / (212) 896-1242
grussell@kcsa.com / dimas@kcsa.com

ADDvantage Technologies Group, Inc. Rings NASDAQ Closing Bell on August 29, 2013

BROKEN ARROW, Oklahoma, August 29, 2013 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), announced today that it will visit The NASDAQ MarketSite in Times Square, New York to celebrate the sixth anniversary of its listing.

In honor of the occasion, David Humphrey, President and CEO of ADDvantage Technologies, will ring the Closing Bell.  Mr. Humphrey will be joined by Dave Chymiak, Chief Technology Officer and Scott Francis, Chief Financial Officer, to commemorate the event.

“We are delighted to return to the NASDAQ MarketSite and ring the closing bell to commemorate the anniversary of our listing,” stated David Humphrey, President and CEO. “Over the past six years we have achieved a number of significant milestones while remaining profitable.”

A live webcast of the NASDAQ Closing Bell Ceremony will be available online at http://www.nasdaq.com/about/marketsitetowervideo.asx.

A replay of the NASDAQ Closing Bell Ceremony and photos from the event will be available at www.addvantagetechnologies.com.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, ARRIS, Motorola, Triveni Digital and Fujitsu Frontech North America, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Adams Global Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.